ESTATE

            PROTECTOR
                             RIDER

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THIS  RIDER'S  BENEFIT.   This  rider  provides  additional   insurance  to  the
Beneficiary payable at the death of the second of the Insureds to die during the first four policy years.

The amount of insurance provided by this rider is shown on Page 3 of the policy.

COST OF RIDER. The guaranteed maximum cost of this rider is shown on Page 4--Continued of the policy;

INCONTESTABILITY   AND  SUICIDE.  The  Incontestability  and  Suicide  Exclusion
provisions of the policy also apply to this rider.

WHEN THIS RIDER WILL TERMINATE. This rider will terminate on the earlier of the following:

   o  the date the policy terminates or lapses;

   o  the date four years from the Register Date shown on Page 3 of the policy.

GENERAL. This rider is a part of the policy. It has no cash or loan value. Its benefit is subject to all the terms of this rider and the policy.

                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY


/s/ Molly K. Heines                                /s/ Joseph J. Melone
              Vice President                                  Chairman and Chief
              and Secretary                                   Executive Officer


R92-208     Estate Protector